Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 31,945,357.47	0.0001381	$ 4,411.65
Fees Previously Paid
	Total Transaction Valuation:	$ 31,945,357.47
	Total Fees Due for Filing:			$ 4,411.65
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 4,411.65
Offering Note
[1]	As of February 27, 2026, there were (A) 21,940,347 shares of common stock issued and outstanding, (B) 829,847 shares of common stock underlying outstanding restricted stock units entitled to be converted to cash awards based on the merger consideration of $1.29 per share, (C) 834,317 shares of common stock underlying outstanding performance-based restricted stock units entitled to be converted to cash awards based on the merger consideration of $1.29 per share, which for purposes of calculating the filing fee are reflected at target level of performance, (D) 1,159,332 shares of common stock underlying outstanding cash-settled restricted stock units entitled to be converted to cash awards based on the merger consideration of $1.29 per share and (E) no shares of common stock underlying outstanding stock options as all outstanding stock options have an exercise price that is equal or greater than the merger consideration of $1.29 per share. Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 21,940,347 shares of common stock multiplied by the per share merger consideration of $1.29, (B) 829,847 shares of common stock underlying outstanding restricted stock units multiplied by the per share merger consideration of $1.29, (C) 834,317 shares of common stock underlying outstanding performance-based restricted stock units multiplied by the per share merger consideration of $1.29, and (D) 1,159,332 shares of common stock underlying outstanding cash-settled restricted stock units multiplied by the per share merger consideration of $1.29. In accordance with Section 14(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated as described in the paragraph above by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources